UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)August 25, 2005
The St. Joe Company

(Exact Name of Registrant as Specified in Its Charter)

Florida	1-10466	59-0432511

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Riverside Avenue, Suite 500 Jacksonville, FL	32202

(Address of Principal Executive Offices)	(Zip Code)
(904) 301-4200

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On August 25, 2005, The St. Joe Company (the “Company”) issued $150 million of its fixed-rate senior notes to various institutional investors identified in Exhibit 10.1 hereto. The senior notes were issued pursuant to a Note Purchase Agreement in several series, with the following interest rates and due dates: (1) 5.28% Senior Notes, Series G, due 2015, in the aggregate principal amount of $65,000,000, (2) 5.38% Senior Notes, Series H, due 2017, in the aggregate principal amount of $65,000,000, and (3) 5.49% Senior Notes, Series I, due 2020, in the aggregate principal amount of $20,000,000 (collectively, the “Senior Notes”). The Senior Notes were offered and sold in a private placement transaction exempt from the registration requirements under the Securities Act of 1933, as amended. Wachovia Capital Markets, LLC acted as the placement agent for the offering.
     Approximately $60 million of the proceeds from the issuance of the Senior Notes were used to pay the outstanding balance on the Company’s revolving credit facility. The remaining proceeds will be used for the Company’s general corporate purposes, including, but not limited to, the development and construction of new and existing projects.
     The Note Purchase Agreement contains financial covenants relating to leverage and fixed charge coverage. Other covenants contained in the facility restrict, among other things, certain investments, mergers, asset dispositions, guarantees, debt, liens, acquisitions and affiliate transactions. These financial covenants are substantially the same as the covenants contained in the Company’s Third Amended and Restated Credit Agreement with Wachovia Bank and the other lenders party thereto, dated as of July 22, 2005 (the “Credit Agreement”), as previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2005.
     The Company will pay interest on the notes twice a year, on each February 25 and August 25, beginning February 25, 2006. The notes are redeemable, in whole or in part, by the Company at any time. In the case of a partial prepayment, the Company must redeem at least 10% of the aggregate principal amount of the Senior Notes then outstanding. For any prepayment, the redemption price will be equal to accrued interest, plus 100% of the principal amount of the Senior Notes to be redeemed, plus a “make-whole amount” as described in the Note Purchase Agreement.
     The Note Purchase Agreement contains customary events of default. If any event of default occurs and is continuing, the holders of more than 51% of the Senior Notes may declare all the Senior Notes then outstanding to be immediately due and payable (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable). Certain subsidiaries of the Company have entered into a guaranty agreement in connection with the Note Purchase Agreement.
     A copy of the Note Purchase Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Note Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is incorporated by reference herein.

     From time to time, the placement agent, the investors and their affiliates have provided, and may in the future provide, investment banking, commercial banking, insurance, general financial and other services to the Company for which they have in the past received, and may in the future receive, customary fees. The Company currently has four loans from The Northwestern Mutual Life Insurance Company in the aggregate principal amount of $54.9 million relating to several of the Company’s office buildings held for investment. Wachovia Bank, National Association, is the agent and a lender under the Credit Agreement and is the Company’s stock transfer agent.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure under Item 1.01 of this report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits

10.1	Note Purchase Agreement dated as of August 25, 2005 by and among the registrant and the purchasers party thereto ($150 million Senior Notes).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

Dated: August 30, 2005	By:	/s/ Michael N. Regan

Michael N. Regan
Senior Vice President –
Finance and Planning

EXHIBIT INDEX

10.1	Note Purchase Agreement dated as of August 25, 2005 by and among the registrant and the purchasers party thereto ($150 million Senior Notes).